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                                                                     Exhibit 3.1


           FORM OF RESTATED CHARTER OF PEN HOLDINGS, INC., AS AMENDED


          Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following restated charter:

          1)   The name of the corporation is Pen Holdings, Inc.

          2)   The corporation is authorized to issue:

               a.   Ten Thousand (10,000) shares of Convertible Preferred stock;

               b. Seven Million Eight Hundred Thousand (7,800,000) shares of Class I Common stock; and,

               c. Two Hundred Thousand (200,000) shares of Class II Common stock.

          3) The street address and zip code of the corporation's initial registered office, the county in which the office is located, and the name of its initial registered agent at that office is:

                                  David G. Gray
                        Vice President & General Counsel
                         3rd Floor - Center Court Bldg.
                                5110 Maryland Way
                           Brentwood, Tennessee 37027

                              County of Williamson

          4)   The address of the principal office of the corporation is:

                         3rd Floor - Center Court Bldg.
                                5110 Maryland Way
                           Brentwood, Tennessee 37027

          5) The number and classification of the shares the corporation is authorized to issue and the powers, designations, preferences, and other rights of such shares shall be as follows:

               a. Convertible Preferred Stock. The Convertible Preferred stock shall have the following powers, designations, preferences, and other rights:

                    i. Unless earlier converted into Class I Common stock as provided herein, Convertible Preferred stock shall be redeemed in whole and not in part by the corporation on January 3, 2006.

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                    ii.  Upon any redemption of the Convertible Preferred stock, the corporation shall pay to the holders of such Convertible Preferred stock an amount equal to the Stated Value of such shares, Thirteen Million Six Hundred Fifty Thousand Dollars ($13,650,000), reduced, but not below Zero (-0-), in accordance with paragraph
                         (c) (such amount referred to herein as the "Redemption Price") of such shares by delivering to each of such holders One (1) or more promissory notes executed by the corporation having an aggregate original principal balance equal to the Redemption Price. Such note or notes shall bear interest until paid at a rate equal to Two and Twenty-five One Hundredths percent (2.25%) above the rate payable on Five (5) year U.S. Treasury obligations as of the date of such redemption and shall be payable in Forty (40) substantially equal quarter-annual installments of principal plus accrued but unpaid interest. In the event of the redemption of Convertible Preferred stock before the final settlement of all of the corporation's income tax liability for all tax periods beginning before the Closing, such promissory notes shall be and remain subject to reduction as determined under paragraph (c). The term "final settlement" of the corporation's income tax liability with respect to any taxing authority for any tax period shall include a final unappealable judgment by a court of competent jurisdiction, as well as an agreement between the corporation and such taxing authority, fixing such tax liability for such period.

                    iii. Holders of Convertible Preferred stock shall have
                         preference upon the liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, over the holders of all other classes of stock issued by the corporation until holders of Convertible Preferred stock shall have received distribution in the aggregate equal to the sum of (i) all accrued but unpaid dividends on such shares and
                         (ii) their Redemption Price, sometimes referred to as the Convertible Preferred stock "Liquidation Preference". No distributions shall be made upon the liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, to the holders of any other class of capital stock, unless and until the holders of Convertible Preferred stock shall have first received an amount equal to the Liquidation Preference of such shares. All distributions on such Convertible Preferred Stock shall be allocated among the holders thereof based upon the number of such shares held by each such holder.


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                    iv.  The consolidation or merger of the corporation into or with any other entity or entities that results in the exchange or conversion of outstanding shares of the corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, other than a merger to reincorporate the corporation in a different jurisdiction, and the sale, lease, assignment, abandonment, transfer, or other disposition by the corporation of all or substantially all of its assets, shall, unless the Convertible Preferred stock shall have been converted into Class I Common stock, be deemed to be a liquidation, dissolution, or winding up of the corporation within the meaning of the provisions of this paragraph (a) and shall entitle the holders of the convertible Preferred stock to receive at the closing of such event cash, securities, or other consideration to be delivered thereat in an amount equal to the Liquidation Preference, provided that the Liquidation Preference shall be paid in cash to the extent any cash is delivered at the closing.

                    v. Dividends shall not accrue on Convertible Preferred stock from the date such shares are issued through January 3, 2001; dividends shall accrue on Convertible Preferred stock from and after that date at the rate of Twenty-five and Twenty-five One Hundredths percent (25.25%) per annum, based in the aggregate upon their initial Stated Value of Thirteen Million Six Hundred Fifty Thousand Dollars ($13,650,000), reduced, but not below Zero (0), as determined under paragraph (c).

                    vi. Dividends on Convertible Preferred stock not paid shall accumulate, but unpaid dividends shall not bear interest. Any dividends of Convertible Preferred stock accumulated but unpaid at the time of the redemption of such Convertible Preferred stock shall thereafter bear interest until paid at a rate equal to Two and Twenty-five One Hundredths percent (2.25%) above the rate payable on Five (5) year U.S. Treasury obligations as of the date of such redemption and shall be paid in Forty (40) substantially equal quarter annual installments of principal plus accrued interest with the first of such payments being due Three (3) months following the redemption. The aggregate amount of accumulated but unpaid dividends shall be reduced as provided under paragraph (c). Distributions of dividends on Convertible Preferred stock shall be allocated among the holders of such stock based upon their relative ownership of such shares.


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                    vii. for so long as any shares of Convertible Preferred
                         stock are issued and outstanding no cash, stock, or other dividends or distributions shall be declared or made with respect to any shares of capital stock other than the Convertible Preferred stock and the corporation shall not purchase, redeem or otherwise acquire, any shares of capital stock of the corporation other than the Convertible Preferred stock and any Class I common stock issued to and held by a financial institution (or an affiliate or nominee thereof( that has loaned money to the corporation in good faith and in the ordinary course of such institution's business.

                    viii. Except as provided by this Charter or otherwise
                         required by law, the holders of Convertible Preferred stock shall not be entitled to notice of meetings of the corporation's shareholders and shall not be entitled to vote in the election of the corporation's directors or on any other matter or question.

                    ix. At any time (y) when shares of Convertible Preferred Stock are issued and outstanding, except where the vote or written consent of the holders of a greater number of shares of the corporation is required by law or by this charter, and in addition to any other vote required by law or this Charter, without the approval of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, or
                         (z) following a conversion of Convertible Preferred stock, without the approval of the holders of at least Seventy-five percent (75%) of the outstanding Common stock, the corporation will not:

                         A. Consent to any liquidation, dissolution, or winding up of the corporation; or

                         B. Amend, alter, or repeal this Charter (including an amendment to authorize additional shares of capital stock).

                    x. At the option of the holders of the corporation's Convertible Preferred stock, all, but not less than all, of the Ten Thousand (10,000) shares of Convertible Preferred stock, may be converted into Two Million Nine Hundred Fifty Thousand (2,950,000) shares of the corporation's Class I Common stock. The option to convert such shares shall be exercisable, at the earlier of (A) the period beginning


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                         January 4, 2001 and ending January 3, 2002 or (B)
                         immediately prior to a merger, consolidation, or share exchange involving the corporation, or the sale, lease, or conveyance of all or substantially all of the corporation's assets. Such right of conversion shall be exercised, if at all, by written notice to the corporation, signed by each and all of the holders of such Convertible Preferred stock. Notice of the exercise of such option shall be accompanied by certificates representing, in the aggregate, Ten Thousand (10,000) shares of the corporation's Convertible Preferred stock. All such certificates shall be duly endorsed in blank or delivered with appropriate stock powers executed in blank. Upon receipt by the corporation of such notice and certificates in proper form within the proper period, the corporation shall issue certificates representing in the aggregate Two Million Nine Hundred Fifty Thousand (2,950,000) shares of the corporation's Class I Common stock; such shares shall be issued to the converting holders of such Convertible Preferred stock, proportionately among them based upon their relative ownership of such shares. Upon any such conversion, the Convertible Preferred stock shall be cancelled and the corporation's obligation to pay any accumulated and accrued but unpaid dividends on Convertible Preferred stock shall lapse.

                    xi. Cumulative distributions on Convertible Preferred stock shall not in any event exceed the Liquidation Preference of such shares.

                    xii. The corporation shall at all times reserve and keep
                         available out of its authorized but unissued shares of Class I Common stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred stock, such number of its shares of Class I Common stock, as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred stock.

                    xiii. If the corporation shall propose at any time to merge, consolidate, or enter into a share exchange with or into any other corporation, or sell, lease, or convey all of substantially all of its assets, or to liquidate, dissolve, or wind up, then, in connection with each such event, the corporation shall send to the holders of the Convertible Preferred stock at least Sixty (60) days' prior written notice of the date when such event shall take place.


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               b.   Common Stock. The powers and rights of the corporation's
                    Common stock shall be as follows:

                    i. Class I and Class II Common stock shall have unlimited voting rights and, except as otherwise required by law, Class I and Class II Common stock shall vote together as a single class and not separately on matters coming before the corporation's shareholders.

                    ii. Class I and Class II Common stock shall have the right, together as a single class and not separately, to receive the net assets of the corporation remaining upon its dissolution or liquidation after satisfaction of the Liquidation Preference on all classes and series of the corporation's preferred shares.

                    iii. Shares of Class I and Class II Common stock shall have a par value of $0.001 each.

               c. Reduction of Liquidation Preference Amounts . The Liquidation Preference of the Convertible Preferred stock shall be reduced by the sum of (i) all federal, state, and other income taxes, however denominated, penalties, and interest paid or payable by the corporation for all tax periods beginning before the Closing which arise as a result of or in connection with any change or adjustment made or asserted by any taxing authority to the amount of tax as reflected on a return filed by the corporation and which have not been paid at or prior to Closing and (ii) all amounts paid by the corporation on such preferred stock in excess of dividends accrued on such stock. Provided, however, that the amount of any such reduction arising out of the resolution of any such tax matter which is solely an issue of timing among tax years shall be limited to the present value of the cost of such timing difference to the corporation. The amount of all such reductions shall be applied to reduce the Convertible Preferred stock Liquidation Preference and shall be allocated first to reduce the amount of any accumulated but unpaid dividends on such stock and then to reduce the Stated Value of such shares. The effective date of such reduction shall be the date or dates of payment by the corporation of such tax amounts. The amount of the reduction shall be allocated proportionately among the holders of such class of preferred stock based upon their relative ownership of such shares. In the event any Convertible Preferred stock shall have been redeemed but any portion of the redemption price thereof or any accumulated but unpaid dividends thereon remains due and owing by the corporation at the time of any such payment of tax,


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                    penalty, or interest, whether such amount is evidenced by a note or otherwise, then the amount of any such payment shall be applied to reduce the amount so due and owing, the amount being first applied to reduce any accrued but unpaid interest, then to reduce any accumulated but unpaid dividends, and then to reduce the principal amount of such obligation.

          6)   The corporation is for profit.

          7) The purpose or purposes for which the corporation is organized are: To purchase, own, and hold the stock of other corporations and to do every act and thing covered generally by the denomination "Holding Corporation" and to direct the operations of other corporations through the ownership of stock therein: To Purchase, hold, sell, exchange, assign, create security interest in, pledge, or otherwise dispose of shares of capital stock or any prints, notes, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district: To exercise all the rights, powers, and privileges of owner, including the right to vote any shares of stock so owned: To perform the functions of a headquarters company for the corporation so owned, including, but without limitation, the provision of facilities, office space, furniture and fixtures, automobiles, and equipment, or any other thing necessary or useful in the transaction of the subsidiaries' affairs: To provide financial service to the subsidiary companies, including, without limitation, the loan of monies and the guarantee of bonds, notes, evidences of indebtedness, contracts, or other obligations of the subsidiary companies, and to provide accounting services and financial consultation and advice of all types: To provide managerial and administrative services, without limitation, and to engage in such other lawful activities as the stockholders elect.

          8) There shall be no preemptive rights with respect to the issuance of stock of any class of capital stock of the corporation.

          9) To the fullest extent permitted by the Tennessee Business Corporation Act, a Director of the Company shall not be liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a Director. If the Tennessee Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action, further eliminating or limiting the personal liability of Directors, then the liability of a Director of the company shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time.

          10) The corporation shall, to the maximum extent permitted by the Tennessee Business Corporation Act, have power to indemnify each of its Agents against expenses, judgments, fines, settlements and other amounts


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               actually and reasonably incurred in connection with any
               proceeding arising by reason of the fact that any such person is or was an agent of the corporation and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For the purposes of this section an "Agent" of the corporation includes any person who is or was a Director, Officer, Employee or other Agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, Officer, Employee or Agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise serving at the request of such predecessor corporation.


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